Exhibit 23.3

4th May 2011

PRIVATE & CONFIDENTIAL

To:	Sinocom Pharmaceutical, Inc.

Room 3, 21/F, Far East Consortium Building

121 Des Voeux Road

Central, Hong Kong

RE: SINOCOM PHARMACEUTICAL, INC.

CONSENT TO REFERENCES FROM FROST & SULLIVAN’S REPORT:

CHINA’S PHARMACEUTICAL AND TCM DISTRIBUTION INDUSTRY

Madam/Sirs:

We refer to your letter dated as of April 6, 2011 (the “SINOCOM LETTER”). Terms used in this letter shall have the same meanings given to them in the Sinocom Letter.

In connection with the Proposed IPO for Sinocom Pharmaceutical, Inc, we hereby consent to references to our name and to the Data in the Registration Statement and other documents used in relation to this IPO.

Yours faithfully,

/s/ Sanjay Singh
Name: Sanjay Singh
Title: VP, Business & Financial Services
Frost & Sullivan (S) Pte Ltd